Exhibit99(c)(9)

CONFIDENTIAL   11 JUNE 2008

DISCUSSION MATERIALS

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Tower Group, Inc. (the Company) and CastlePoint Holdings, Ltd. (CastlePoint) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and CastlePoint with respect to the anticipated future performance of the Company and CastlePoint. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, CastlePoint or any other entity, or concerning solvency or fair value of the Company, CastlePoint or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and CastlePoint to the future financial performance of the Company or CastlePoint. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Tower Group, Inc. (the Special Committee), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

CONFIDENTIAL

Table of Contents

I	MARKET UPDATE	1

II	EQUITY CAPITAL MARKETS ENVIRONMENT	7

III	TOWER CAPITAL RAISE ALTERNATIVE	12

I                    Market Update

I   MARKET UPDATE

Recent Trading Performance

	Current	Since Initial
	Price	Indication
	6/10/08	5/22/08
Tower	$24.29	(11.0)%

CastlePoint	9.85	(8.0)%

Selected Specialty:
Markel	$409.85	1.8%
Navigators	50.97	1.5%
Philadelphia	38.16	2.6%
RLI	53.35	6.1%
W.R. Berkley	26.60	(2.4)%

Mean		1.9%
Median		1.8%

Selected Bermuda:
Aspen	$25.53	(0.7)%
Endurance	33.31	(2.8)%
Odyssey Re	36.85	(2.5)%
PartnerRe	73.61	(0.3)%
Platinum Underwriters	35.44	(2.1)%

Mean		(1.7)%
Median		(2.1)%

Source: FactSet (6/10/08).

I   MARKET UPDATE

Historical Valuation: NTM Price/Earnings

Source: FactSet (6/10/08).

(a)                     Includes Aspen, Endurance, PartnerRe, Odyssey Re and Platinum Underwriters.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

(c)                     Includes ACE, Arch, EverstRe, Max Re and Argo Group.

I   MARKET UPDATE

Historical Valuation: Price/Reported Book Value

Source: FactSet (6/10/08).

(a)                     Includes Aspen, Endurance, PartnerRe, Odyssey Re and Platinum Underwriters.

(b)                    Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.

(c)                     Includes ACE, Arch, EverstRe, Max Re and Argo Group.

I   MARKET UPDATE

Implied Value of Tower Offer at 0.4513 & 0.4317 Exchange Ratio

Source: FactSet (6/10/08).

(a)                     Assumes cash component of $3.17 per CastlePoint share and the remainder as stock consideration.

(b)                    Assumes cash component of $3.19 per CastlePoint share and the remainder as stock consideration.

I   MARKET UPDATE

Acquisition Premium Comparison

	CastlePoint	Initial Indication (5/22/08)		Current (6/10/08)		Average
	Statistic	Low	High	Low	High	1-Week	1-Month	3-Month	6-Month
Implied Blended Value		$11.78	$12.32	$10.84	$11.31	$11.39	$11.95	$11.78	$12.49

Premium to CastlePoint Share Price:
Initial Indication (5/22/08)	$10.71	10%	15%	1%	6%	6%	12%	10%	17%
Current (6/10/08)	9.85	20%	25%	10%	15%	16%	21%	20%	27%
1-Week Average	10.24	15%	20%	6%	10%	11%	17%	15%	22%
1-Month Average	10.49	12%	17%	3%	8%	9%	14%	12%	19%
3-Month Average	10.13	16%	22%	7%	12%	12%	18%	16%	23%
6-Month Average	11.07	6%	11%	(2)%	2%	3%	8%	6%	13%

Source: FactSet (6/10/08).

I   MARKET UPDATE

Historical Exchange Ratio – CastlePoint/Tower

Source: FactSet (6/10/08).

II Equity Capital Markets Environment

II   EQUITY CAPITAL MARKETS ENVIRONMENT

U.S. Consumers Under Pressure – Key Economic Indicators

YEAR-OVER-YEAR REAL GDP GROWTH

YEAR-OVER-YEAR CONSUMER EXPENDITURE GROWTH

HOME PRICES (S&P CASE-SHILLER INDEX)

UNEMPLOYMENT RATE

Sources: World Bank, S&P, U.S. Department of Labor and International Labor Organization.

II   EQUITY CAPITAL MARKETS ENVIRONMENT

Financial Markets are Volatile – Macroeconomic Trends

2-YEAR & 10-YEAR U.S. TREASURY YIELD

INDEXED EQUITY MARKET VOLATILITY (VIX INDEX)

CREDIT SPREADS

INDEXED U.S. DOLLAR EXCHANGE RATES

Sources: Equity research, Bloomberg and FactSet (6/10/08).

II   EQUITY CAPITAL MARKETS ENVIRONMENT

Equity Market Environment vs. Fed Funds Rate

Sources: FactSet (6/10/08).

II   EQUITY CAPITAL MARKETS ENVIRONMENT

Equity Capital Markets (ECM) Environment (1Q 2008)

($ in billions)

•                            ECM volume from US issuers fell 8% to $55bn in 1Q 2008 from $60bn in 1Q 2007

•         108 deals priced in 1Q 2008, the lowest quarterly total since 1Q 2003 and less than half the 223 deals seen in 1Q 2007

•         41 withdrawn/postponed ECM deals in 1Q 2008 which were expected to raise $9bn, the highest total since 4Q 2000

•         Increased market volatility, continuing credit issues and resulting uncertainty for U.S. economic outlook are among the factors perceived to be impacting new issuance

•                            IPO volume was up 144% in 1Q 2008 as $25bn was raised via 21 deals; up from $10bn via 58 deals in 1Q 2007

•         Increase driven by record $20bn IPO from Visa and increased special purpose acquisition entity (BCC/SPACs) issuance ($4bn)

•         Aside from Visa and BCC/SPACs there were just ten IPOs (vs. 25 in 1Q 2007) for a total of $1bn, five of which priced below or at the bottom of their pricing range

•         Convertible volume fell 34% to $17bn from $26bn in 1Q 2007 despite large self-led offerings from Banc of America ($7bn) and Citigroup ($3bn)

•         US ECM backlog shows 138 deals in the pipeline slated to raise $28bn compared to $22bn via 116 deals at the end of 1Q 2007

U.S. ISSUER ECM VOLUME BY DEAL TYPE SINCE 2002 ($ BN)

Follow-On	$ 17	$ 26	$ 9	$ 13	$ 9	$ 16	$ 22	$ 22	$ 31	$ 23	$ 15	$ 21	$ 18	$ 17	$ 27	$ 30	$ 31	$ 23	$ 16	$ 27	$ 24	$ 30	$ 14	$ 21	$ 14

IPO	30	12	3	9	13	40	16	15	16	12	6	11	7	8	9	16	13	23	11	25	26	29	12	27	17

Convertible	30	12	3	9	13	40	16	15	16	12	6	11	7	8	9	16	13	23	11	25	26	29	12	27	17

Source: Dealogic.

II   EQUITY CAPITAL MARKETS ENVIRONMENT

Tower Public Market Valuation Summary

($ in millions, except per share amounts)

1-YEAR PRICE/VOLUME HISTORY

1-YEAR INDEXED TOTAL RETURN HISTORY

SUMMARY FINANCIAL INFORMATION AND VALUATION STATISTICS (LTM ENDED 3/31/08)

LTM Operating Revenues (b)	$453.9
LTM Net Operating Income	58.5
Adjusted Shareholders’ Equity (c)	332.0
Debt	101.0

2008E EPS (d)	$2.95
2009E EPS (d)	3.37
Indicated Annual Dividend	0.20
Long-Term Growth Rate	22.5%
2008E ROE (d)	20.3%
Debt/Total Capital	24.3%

Share Price (06/10/08)	$24.17
Diluted Shares Outstanding (mm)	23.5
FD Market Equity Value	$568.4

Price/2008E EPS (d)	8.2	x
Price/2009E EPS (d)	7.2
Price/Book Value	1.80	x
Price/Adjusted Book Value (c)	1.70

Ind. Dividend Yield/’08E Payout	0.8/6.8%
52-Week Low (05/05/08)/High (12/24/07)	$23.44/$35.50

Source: FactSet (6/10/08) and company filings.

(a)	Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley.
(b)	Excluding net realized gains (losses).
(c)	Excludes accumulated other comprehensive income (AOCI).
(d)	IBES median consensus.

III    Tower Capital Raise Alternative

III   TOWER CAPITAL RAISE ALTERNATIVE

Tower Capital Raising Assumptions

•                            Capital Raise Assumptions:

•                           New shares of common stock are issued beginning in 2008 in order to reduce cessions to CastlePoint; $306 million in aggregate

•                           New common stock is issued at a 10x forward P/E multiple

•                           Underwriting fee and legal/other expenses of 6%

•                           Senior debt is issued beginning in 2009; $202 million in aggregate

•                           Approximate interest rate of 8% (interest rate inclusive of fees)

•                           Target BCAR ratio between 180 and 195 (consistent with “A-2” Case) to support reduced cessions

•                            Scenario Assumptions:

•                           Brokerage premium volumes consistent with “A-2” Case

•                           Program business no longer written by Tower on behalf of CastlePoint

•                           Gross expense and loss ratios are consistent with “A-2” Case

•                           Annual dividend assumption consistent with “A-2” Case ($0.20 per share)

III   TOWER CAPITAL RAISE ALTERNATIVE

Tower/CastlePoint Transaction vs. Tower Capital Raise
($ in millions, except per share amounts)

•                             Management has developed an illustrative case that achieves brokerage premium volumes consistent with the “A-2” management plans, while raising capital in order retain additional business presently ceded to CastlePoint. Capital raised is consistent with a 20% debt-to-total capital ratio

•                            Management is uncertain whether they would receive 100% equity credit from rating agencies for debt raised at the holding company level and contributed to downstream statutory entities

•                            Analysis does not explicitly consider potential near-term M&A opportunities that may be pursued with additional capital flexibility

	Tower	Tower/CastlePoint (a)			CAGR/	Capital Raise			CAGR/	% Change/ Absolute Difference
	2008E	2009E	2010E	2012E (b)	Avg.	2009E	2010E	2012E	Avg.	2009E	2010E	2012E
Revenues (c):
GPW	$672.6	$1,260.0	$1,512.0	$2,177.3	20%	$840.1	$1,008.1	$1,451.6	20%	50%	50%	50%
% Ceded	51%	22%	21%	30%	24%	31%	7%	7%	15%	(9)%	14%	23%
NPW	329.4	980.1	1,188.9	1,528.6	16%	578.5	936.8	1,349.0	33%	69%	27%	13%
Total Revenues	489.4	1,155.9	1,297.7	1,795.7	16%	608.1	894.7	1,407.3	32%	90%	45%	28%

Earnings:
Net Income	$68.5	$132.7	$162.2	$246.0	23%	$83.5	$116.0	$180.8	29%	59%	40%	36%
Earnings per Share	2.95	3.73	4.56	6.92	23%	3.06	3.89	5.73	23%	22%	17%	21%
WA FD Shares (mm)	23.2	35.6	35.6	35.6		27.2	29.8	31.5

Selected Statistics:
EoP Invested Assets (c)	$860.6	$2,195.4	$2,654.8	$3,843.2	21%	$1,324.3	$1,924.6	$3,182.7	34%	66%	38%	21%
EoP Equity	371.9	818.2	973.3	1,409.4	20%	568.7	779.3	1,183.3	28%	44%	25%	19%
ROAE	20%	18%	18%	19%	18%	17%	17%	17%	17%	0%	1%	2%
Net Income Margin	14%	11%	13%	14%	13%	14%	13%	13%	13%	(2)%	(0)%	1%
BCAR (c)	194%	185%	189%	190%	188%	190%	186%	179%	185%	(5)%	4%	11%
Debt/Capital	26%	31%	27%	20%	26%	20%	21%	20%	20%	10%	6%	0%

(a)	Assumes a $12.32 (5/22/08) purchase price per share.
(b)	Based on net income from combined model and pro forma share count as calculated by Lazard.
(c)	Based on combined model for Tower/CastlePoint.